EXHIBIT 10.7
                      AMENDMENT TO AMERICAN STORES COMPANY
                     1985 STOCK OPTION AND STOCK AWARD PLAN
                           DATED AS OF JULY 28, 1998

     The American Stores Company 1985 Stock Option and Stock Award Plan (the "1985 Plan") is hereby amended by adding the following at the end of the first sentence of the third paragraph of Section 18(a):

     ; provided, that if any right granted pursuant to this sentence would make a Change in Control transaction ineligible for pooling of interests accounting under APB No. 16 that is intended to be eligible for such accounting treatment, the Committee shall have the ability to substitute the cash payable pursuant to this paragraph with common stock with a fair market value equal to the cash that would otherwise be payable hereunder.

     The 1985 Plan is further amended by adding the following at the end of the first sentence of the fourth paragraph of Section 18(a):

     ; provided, that if any right granted pursuant to this sentence would make a Change in Control transaction ineligible for pooling of interests accounting under APB No. 16 that is intended to be eligible for such accounting treatment, the Committee shall have the ability to substitute the cash payable pursuant to this paragraph with common stock with a fair market value equal to the cash that would otherwise be payable hereunder.

                 CERTIFICATE OF ADOPTION BY BOARD OF DIRECTORS

     The undersigned, Mary V. Sloan, Vice President and Secretary of American Stores Company, hereby certifies that the foregoing Amendment to the American Stores Company 1985 Stock Option and Stock Award Plan was approved by the Board of Directors of the Company at a meeting of the Board of Directors duly called and held on July 28, 1998.

/s/  Mary V. Sloan
Mary V. Sloan
Vice President and Secretary